EXHIBIT 99.1

Richard J. King July 17, 2001

Senior Vice President, Corporate Communications

AMC Entertainment Inc.

(816) 221-4000

AMC Entertainment Inc. reports record revenues

and adjusted EBITDA in first quarter of fiscal 2002

KANSAS CITY, Mo. - AMC Entertainment Inc., one of the world's leading theatrical exhibition companies, today reported revenues of $309 million for the first quarter of fiscal year 2002, ended June 28, 2001. The revenues, up 6 percent from $291 million in last year's quarter, represent a new Company record for the first quarter.

Adjusted EBITDA (as defined in the attached Financial Data Summary) for the first quarter was $31.8 million, a 15 percent increase over Adjusted EBITDA of $27.7 million for the first quarter last year. The first quarter's Adjusted EBITDA also represents a Company record.

"The summer box office got off to a good start, thanks to a strong June," said Peter Brown, chairman and chief executive officer. "Good film product combined with our high-quality portfolio of industry-leading theatres created the ideal conditions for the record-breaking performance we saw in our fiscal 2002 first quarter."

Net loss for the first quarter was $11.9 million, compared to last year's net loss of $26.9 million. Loss per common share was $.61, versus last year's loss per share of $1.15. Last year's loss included a $15.8 million charge (net of income tax benefit), or $.68 per common share, for the cumulative effect of an accounting change.

On April 19, 2001, during the fiscal first quarter, the Company completed a $250 million equity financing with Apollo Management, L.P. The transaction strengthened the Company's balance sheet and increased its flexibility to pursue opportunities in a restructuring and consolidating industry environment.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 179 theatres with 2,802 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and Sweden. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

The Company will conduct a conference call that will address quarterly earnings as well as certain forward-looking matters at 8 a.m. CDT on Wednesday, July 18, 2001. Investors may listen to the call and view the supporting slide presentation through the website www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to the Company's ability to enter into various financing programs, competition from other companies, demographic changes, changes in economic climate, increase in demand for real estate, construction delays, unforeseen changes in operating requirements, the ability to achieve planned openings or closings of theatres and screens, changes in real estate, zoning and tax laws, the performance of films licensed by the Company, potential work stoppage within the film industry and other risks and uncertainties.





FINANCIAL SUMMARY FOLLOWS

AMC ENTERTAINMENT INC.

FINANCIAL SUMMARY

(In thousands, except per share data)
	Thirteen Weeks Ended
	June 28, 2001	June 29, 2000
Statement of Operations Data:
Admissions	$203,184	$193,541
Concessions	84,865	80,715
Other theatre	12,905	9,827
Other	8,531	7,161
Total revenues	309,485	291,244
Film exhibition costs	110,181	104,109
Concession costs	10,725	12,217
Theatre operating expense	79,396	75,809
Rent	58,846	55,979
Other	10,737	8,825
General and administrative	7,795	6,635
Preopening expense	1,269	1,608
Theatre and other closure expense	76	727
Depreciation and amortization	23,298	26,378
(Gain) loss on disposition of assets	159	(1,640)
Total costs and expenses	302,482	290,647
Operating income	7,003	597
Other expense	3,754	-
Interest expense	15,413	19,430
Investment income	282	1,100
Loss before income taxes and cumulative effect of an accounting change	(11,882)	(17,733)
Income tax provision	-	(6,600)
Loss before cumulative effect of an accounting change	(11,882)	(11,133)
Cumulative effect of an accounting change, net of taxes	-	(15,760)
Net loss	$(11,882)	$(26,893)
Preferred dividends	2,398	-
Net loss for common shares	$(14,280)	$(26,893)
Net loss per share before cumulative effect of an accounting change:
Basic	$ (0.61)	$ (0.47)
Diluted	$ (0.61)	$ (0.47)
Net loss per share:
Basic	$ (0.61)	$ (1.15)
Diluted	$ (0.61)	$ (1.15)
Average shares outstanding:
Basic	23,469	23,469
Diluted	23,469	23,469


Thirteen Weeks Ended
June 28, 2001	June 29, 2000
Other Financial Data:
Adjusted EBITDA(1)	$31,805	$27,670
Capital expenditures, net (2)	4,804	29,417
Other Data:
Screen additions	60	25
Screen dispositions	18	12
Average screens	2,785	2,872
Attendance (in thousands)	36,826	36,665
Number of screens operated	2,810	2,916
Number of theatres operated	180	210
Screens per theatre circuit wide	15.6	13.9

Balance Sheet Data:	June 28, 2001	March 29, 2001
Cash and equivalents	$ 25,647	$ 34,075
Corporate borrowings	457,190	694,172
Capital and financing lease obligations	65,831	56,684
Net debt(3)	497,374	716,781

(1)Represents net loss before cumulative effect of an accounting change plus interest, other expense, income taxes, depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, (gain) loss on disposition of assets and equity in earnings of unconsolidated affiliates.

(2)Represents capital expenditures less proceeds from sale and leaseback transactions.

(3)Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.

</table>